Exhibit 99.1

Revolution Medicines Reports Fourth Quarter and Full Year 2024 Financial Results and Update on Corporate Progress

Company anticipates substantially completing enrollment this year in ongoing Phase 3 RASolute 302 trial of daraxonrasib in previously treated metastatic pancreatic cancer to enable expected data readout in 2026

Company is activating study sites for Phase 3 RASolve 301 trial of daraxonrasib in previously treated locally advanced or metastatic RAS mutant non-small cell lung cancer

Company anticipates initiating two additional registrational trials of daraxonrasib in earlier lines of treatment for pancreatic cancer in the second half of 2025

Revolution Medicines to hold webcast today at 4:30 p.m. Eastern Time

REDWOOD CITY, Calif., February 26, 2025 (GLOBE NEWSWIRE) -- Revolution Medicines, Inc. (Nasdaq: RVMD), a late-stage clinical oncology company developing targeted therapies for patients with RAS-addicted cancers, today announced its financial results for the quarter and full year ended December 31, 2024, and provided an update on corporate progress.

The company’s mission is to revolutionize treatment for patients with RAS-addicted cancers through the discovery, development and delivery of innovative, targeted medicines across lines of therapy and tumor types. Its deep pipeline of clinical-stage RAS(ON) inhibitors includes daraxonrasib (RMC-6236), a RAS(ON) multi-selective inhibitor; elironrasib (RMC-6291), a RAS(ON) G12C-selective inhibitor; and zoldonrasib (RMC-9805), a RAS(ON) G12D-selective inhibitor.

“In 2024 we built on our record of execution by advancing our highly differentiated portfolio of RAS-focused investigational drugs, making significant progress in building the organizational capabilities needed to drive the next stage of our strategy, and ending the year in an exceptionally strong financial position,” said Mark A. Goldsmith, M.D., Ph.D., chief executive officer and chairman of Revolution Medicines. “In 2025 we aim to increase impact for patients with RAS-addicted tumors, including pancreatic cancer and lung cancer, by enrolling the ongoing registrational trials and opening additional pivotal trials in earlier lines of therapy.”

Recent Clinical Highlights

Pancreatic Ductal Adenocarcinoma (PDAC)

The company currently has two RAS(ON) inhibitors being developed for patients with PDAC, daraxonrasib and zoldonrasib. The company is evaluating these compounds as monotherapy and in combination regimens.

Daraxonrasib in PDAC

On December 2, 2024, the company reported a new analysis of safety and activity data from its ongoing monotherapy trial of daraxonrasib in patients with previously treated PDAC harboring a RAS mutation. As of the July 23, 2024 data cutoff date, at the 300 mg once daily (QD) dose, the same dose used in the ongoing RASolute 302 Phase 3 PDAC trial, patients with PDAC harboring a KRAS G12X mutation achieved a median progression-free survival (PFS) of 8.8 months (95% confidence interval (CI), 8.5 – not estimable (NE)), while the median overall survival (OS) was not estimable (95% CI, NE – NE), and patients with PDAC harboring any RAS mutation achieved a median PFS of 8.5 months (95% CI, 5.9 – NE), while the median OS was not estimable (95% CI, 8.5 months – NE).

These data are consistent with the initial dataset from the same July 23, 2024 data cutoff date presented at the EORTC-NCI-AACR (Triple) meeting in October 2024, which demonstrated that, at a dose range of 160 to 300 mg QD, patients with PDAC harboring a KRAS G12X mutation achieved a median PFS of 8.5 months (95% CI, 5.3 – 11.7) and a median OS of 14.5 months (95% CI, 8.8 – NE), while patients with PDAC harboring any RAS mutation achieved a median PFS of 7.6 months (95% CI, 5.9 – 11.1) and a median OS of 14.5 months (95% CI, 8.8 – NE).

Daraxonrasib exhibited a manageable safety and tolerability profile in both datasets and no new safety signals were observed. The most common treatment-related adverse events (TRAEs) were rash and gastrointestinal-related toxicities that were primarily Grade 1 or 2 in severity. No Grade 3 or higher TRAEs were observed in greater than 10% of patients and there were no treatment discontinuations due to TRAEs.

On January 24, 2025, at the American Society of Clinical Oncology Gastrointestinal Cancers Symposium (ASCO GI), the company presented data showing that treatment with daraxonrasib induced early and deep reduction of RAS mutant circulating tumor DNA (ctDNA) in patients with previously treated PDAC, indicating inhibition of all major forms of oncogenic RAS. These results further support the ongoing RASolute 302 trial.

Zoldonrasib in PDAC

On October 25, 2024, the company reported first-in-human clinical results for zoldonrasib at the Triple meeting. Zoldonrasib demonstrated encouraging safety and antitumor activity in patients with RAS G12D PDAC.

Non-Small Cell Lung Cancer (NSCLC)

The company is also developing its RAS(ON) inhibitors for patients with advanced NSCLC.

Daraxonrasib in NSCLC

On December 2, 2024, the company reported updated results in patients with previously treated RAS mutant NSCLC who received daraxonrasib. Daraxonrasib was generally well tolerated and demonstrated favorable dose intensity and compelling PFS and OS.

Supported by these data, and having finalized the study design disclosed on December 2, 2024, the company has initiated a global, randomized Phase 3 trial (RASolve 301) of daraxonrasib versus docetaxel in patients with previously treated, locally advanced or metastatic NSCLC.

RAS(ON) Inhibitor Combination Trials

The company has ongoing efforts to identify and advance rational combination strategies with its RAS(ON) inhibitors, using a data-driven approach to prioritize among multiple options for advancing into early lines of therapy.

Daraxonrasib with Pembrolizumab

On December 2, 2024, the company reported data showing that the combination of daraxonrasib with pembrolizumab in NSCLC was generally well tolerated, and the safety profile was consistent with previously reported results for the individual agents.

Elironrasib with Daraxonrasib

On December 2, 2024, the company reported initial clinical safety, tolerability and activity for the first-of-its-kind RAS inhibitor doublet with the combination of elironrasib with daraxonrasib, which showed the combination was generally well tolerated and provided initial proof-of-mechanism in patients with colorectal cancer who were previously treated with a KRAS(OFF) G12C inhibitor. The company believes these preliminary observations support continued development of this RAS(ON) inhibitor doublet in a broad range of G12C-mutant tumor types and earlier lines of therapy.

Elironrasib with Pembrolizumab

On December 2, 2024, the company reported initial safety and tolerability data on the combination of elironrasib with pembrolizumab in patients with RAS G12C-mutant NSCLC, which supports combinability with a safety profile consistent with previously reported results for the individual agents.

The company believes the three pairwise combinations of elironrasib with daraxonrasib, daraxonrasib with pembrolizumab, and elironrasib with pembrolizumab justify investigation of the triplet combination of elironrasib and daraxonrasib with pembrolizumab as a potential chemotherapy-sparing, first-line option for patients with NSCLC.

Zoldonrasib with Daraxonrasib

The company has completed dose escalation for a second RAS(ON) inhibitor doublet – zoldonrasib combined with daraxonrasib – and is currently in an expansion phase across a range of solid tumors at the anticipated single agent recommended Phase 2 doses for both agents.

Strategic Priorities and Markers of Progress

The company has five strategic priorities for this year to maximize the potential impact for patients with RAS-addicted cancers:

1.
Execute pivotal trials with daraxonrasib monotherapy in patients with previously treated metastatic PDAC and NSCLC.

The company anticipates substantially completing enrollment in RASolute 302, the company’s randomized Phase 3 trial comparing daraxonrasib to standard of care chemotherapy in 2L patients with metastatic PDAC, in 2025 to enable an expected data readout in 2026.

Having finalized the study design disclosed on December 2, 2024, the company is now activating investigational sites for RASolve 301, its global randomized Phase 3 trial comparing daraxonrasib to docetaxel in patients with previously treated, locally advanced or metastatic RAS mutant NSCLC.

2.
Advance daraxonrasib into earlier-line randomized pivotal trials in patients with PDAC.

The company anticipates initiating two pivotal trials in earlier lines of treatment for PDAC in the second half of 2025:

•
A global, randomized Phase 3 trial in first-line patients with metastatic PDAC. The trial is expected to compare a reference arm of patients treated with chemotherapy to two investigational arms, one with patients treated with daraxonrasib monotherapy and one with patients treated with daraxonrasib plus chemotherapy.
•
A global, randomized Phase 3 trial of daraxonrasib as adjuvant treatment for patients with resectable PDAC.

3.
Generate sufficient data to inform development priorities for the mutant-selective inhibitors elironrasib and zoldonrasib and prepare to initiate one or more pivotal trials either as monotherapy or in a drug combination.

The company expects to share additional clinical safety and antitumor activity on zoldonrasib in the second quarter of 2025.

The company currently expects to initiate one or more pivotal combination trials in 2026 that incorporate either elironrasib or zoldonrasib and expects to share clinical data supporting these plans in the second or third quarter of 2025.

4.
Progress earlier-stage pipeline, including advancing next-generation innovations from the company’s highly productive discovery organization.

The company expects to advance RMC-5127, a RAS(ON) G12V-selective inhibitor, to a clinic-ready stage in 2025 to enable the expected initiation of a first-in-human dose escalation Phase 1 clinical trial in 2026.

5.
Grow commercial and operational capabilities and increase pre-commercial activities in support of a potential launch.

The company continues to expand key aspects of its organization to support a potential launch by continuing to add top talent, including U.S. field teams. The company plans to retain control of U.S. commercial rights as a core element of the current strategy and is also exploring strategies for serving patients outside the U.S., potentially including partnership opportunities.

Corporate and Financial Highlights

Financing

In December 2024, the company completed an upsized public equity offering, raising $823 million in net proceeds. This included the exercise in full by the underwriters of their option to purchase additional shares of common stock. These funds will be used to strengthen the company’s balance sheet and overall financial position to support the continued development and expansion of its product pipeline and preparation for the potential commercial launch of daraxonrasib, subject to FDA approval.

Fourth Quarter Results

Cash Position: Cash, cash equivalents and marketable securities were $2.3 billion as of December 31, 2024, compared to $1.9 billion as of December 31, 2023. The increase was primarily attributable to the company’s public equity offering in December 2024.

R&D Expenses: Research and development expenses were $188.1 million for the quarter ended December 31, 2024, compared to $148.5 million for the quarter ended December 31, 2023. The increase was primarily due to an increase in clinical trial expenses for daraxonrasib, elironrasib, and zoldonrasib, and an increase in personnel-related expenses related to additional headcount. Research and development expenses for the quarter ended December 31, 2023 included $13.1 million of expenses related to the wind-down of EQRx, Inc. (EQRx), which primarily consisted of non-recurring employee-related termination expenses and stock-based compensation expense related to the acceleration of EQRx equity awards in conjunction with the closing of the transaction.

G&A Expenses: General and administrative expenses were $28.2 million for the quarter ended December 31, 2024, compared to $32.2 million for the quarter ended December 31, 2023. The decrease was primarily due to $13.8 million of expenses related to the wind-down of EQRx, which primarily consisted of non-recurring employee-related termination expenses and stock-based compensation expense related to the acceleration of EQRx equity awards in conjunction with the closing of the EQRx transaction that were included in the quarter ended December 31, 2023, offset by an increase in commercial preparation activities and an increase in personnel-related expenses related to additional headcount.

Net Loss: Net loss was $194.6 million for the quarter ended December 31, 2024, compared to net loss of $161.5 million for the quarter ended December 31, 2023. Net loss for the quarter ended December 31, 2023 included $26.9 million of operating expenses related to the wind-down of EQRx.

Full Year 2024 Financial Highlights

Revenue: Total revenue was zero for the year ended December 31, 2024, compared to $11.6 million for the year ended December 31, 2023. The decrease in revenue was due to the termination of the company’s collaboration agreement with Sanofi in 2023.

R&D Expenses: Research and development expenses were $592.2 million for the year ended December 31, 2024, compared to $423.1 million for the year ended December 31, 2023. The increase was primarily due to an increase in clinical trial expenses for daraxonrasib, elironrasib and zoldonrasib, an increase in personnel-related expenses related to additional headcount, and an increase in stock-based compensation. Research and development expenses for the year ended December 31, 2023 included $13.1 million of expenses related to the wind-down of EQRx.

G&A Expenses: General and administrative expenses were $97.3 million for the year ended December 31, 2024 compared to $75.6 million for the year ended December 31, 2023. The increase was primarily due to an increase in commercial preparation activities and an increase in personnel-related expenses related to additional headcount. General and administrative expenses for the year ended December 31, 2023 included $13.8 million of expenses related to the wind-down of EQRx.

Net Loss: Net loss was $600.1 million for the year ended December 31, 2024, compared to net loss of $436.4 million for the year ended December 31, 2023.

2025 Financial Guidance

Revolution Medicines expects full year 2025 GAAP net loss to be between $840 million and $900 million, which includes estimated non-cash stock-based compensation expense of between $115 million and $130 million. Based on the company’s current operating plan, the company projects that current cash, cash equivalents and marketable securities can fund planned operations into the second half of 2027.

Webcast

Revolution Medicines will host a webcast this afternoon, February 26, 2025, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To listen to the live webcast, or access the archived webcast, please visit: https://ir.revmed.com/events-and-presentations. Following the live webcast, a replay will be available on the company’s website for at least 14 days.

About Revolution Medicines, Inc.

Revolution Medicines is a late-stage clinical oncology company developing novel targeted therapies for patients with RAS-addicted cancers. The company’s R&D pipeline comprises RAS(ON) inhibitors designed to suppress diverse oncogenic variants of RAS proteins. The company’s RAS(ON) inhibitors daraxonrasib (RMC-6236), a RAS(ON) multi-selective inhibitor; elironrasib (RMC-6291), a RAS(ON) G12C-selective inhibitor; and zoldonrasib (RMC-9805), a RAS(ON) G12D-selective inhibitor, are currently in clinical development. The company anticipates that RMC-5127, a RAS(ON) G12V-selective inhibitor, will be its next RAS(ON) inhibitor to enter clinical development. Additional development opportunities in the company’s pipeline focus on RAS(ON) mutant-selective inhibitors, including RMC-0708 (Q61H) and RMC-8839 (G13C). For more information, please visit www.revmed.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding the company’s financial projections; the company’s development plans and timelines and its ability to advance its portfolio and R&D pipeline; progression of clinical studies and findings from these studies, including the tolerability, safety, and potential efficacy of the company’s candidates being studied; the company’s expectations regarding timing of clinical trial initiation, enrollment and data readouts or disclosures; the potential advantages and effectiveness of the company’s clinical and preclinical candidates, including its RAS(ON) inhibitors; the company’s plans continued development of elironrasib with daraxonrasib in a broad range of G12C-mutant tumor types and earlier lines of therapy; the company’s investigation of the triplet combination of elironrasib and daraxonrasib with pembrolizumab as a potential chemotherapy-sparing, first-line option for patients with NSCLC; and strategic priorities, including plans for U.S. commercial rights and exploring geographic expansion. Forward-looking statements are typically, but not always, identified by the use of words such as "may," "will," "would," "believe," "intend,"

"plan," "anticipate," "estimate," "expect," and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause the company’s development programs, future results, performance, or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including the company’s programs’ development stages, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, the company’s ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of the company’s capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, and the effects on the company’s business of the global events, such as international conflicts or global pandemics. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Revolution Medicines in general, see Revolution Medicines’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2025, and its future periodic reports to be filed with the SEC. Except as required by law, Revolution Medicines undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances, or to reflect the occurrence of unanticipated events.

Revolution Medicines Media & Investor Contact:
media@revmed.com
investors@revmed.com

REVOLUTION MEDICINES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Collaboration revenue	$—	$742	$—	$11,580
Total revenue	—	742	—	11,580
Operating expenses:
Research and development	188,096	148,481	592,225	423,144
General and administrative	28,214	32,244	97,299	75,621
Total operating expenses	216,310	180,725	689,524	498,765
Loss from operations	(216,310)	(179,983)	(689,524)	(487,185)
Other income (expense), net:
Interest income	21,225	18,977	86,883	47,482
Interest and other expense	(220)	(303)	(2,528)	(303)
Change in fair value of warrant liability and contingent earn-out shares	(17)	115	4,323	115
Total other income, net	20,988	18,789	88,678	47,294
Loss before income taxes	(195,322)	(161,194)	(600,846)	(439,891)
Benefit (loss) from income taxes	753	(343)	753	3,524
Net loss	$(194,569)	$(161,537)	$(600,093)	$(436,367)
Net loss per share attributable to common stockholders - basic and diluted	$(1.12)	$(1.14)	$(3.58)	$(3.86)
Weighted-average common shares used to compute net loss per share, basic and diluted	173,758,250	141,183,907	167,737,672	113,149,869

REVOLUTION MEDICINES, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31, 2024	December 31, 2023

Cash, cash equivalents and marketable securities	$2,289,299	$1,852,955
Working capital (1)	2,163,718	1,735,430
Total assets	2,558,301	2,061,705
Total liabilities	293,097	235,511
Total stockholders' equity	2,265,204	1,826,194

(1)
Working capital is defined as current assets less current liabilities.